Exhibit 4.2

REGISTRATION RIGHTS AGREEMENT

by and among

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

and

THE STOCKHOLDERS NAMED HEREIN

Dated as of             , 2014

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TABLE OF CONTENTS

(continued)

		Page

5.10	Registration Rights to Others	23

5.11	Third Party Reliance	23

5.12	Nominees for Beneficial Owners	24

5.13	Calculation of Percentage of Number of Shares of Registrable Common Stock	24

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REGISTRATION RIGHTS AGREEMENT dated as of             , 2014 (this “Agreement”), among SPORTSMAN’S WAREHOUSE HOLDINGS, INC., a Delaware corporation (the “Company”), SEP SWH HOLDINGS, L.P., a Delaware limited partnership (“SEP”), and NEW SEP SWH HOLDING L.P., a Delaware limited partnership (“New SEP”).

WHEREAS, each of SEP and New SEP currently owns Common Stock (defined below) of the Company;

WHEREAS, the parties hereto desire to provide for the terms with respect to certain matters regarding the registration of the Common Stock held by SEP and New SEP;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as set forth below.

ARTICLE I

DEFINITIONS; RULES OF CONSTRUCTION

1.1	Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by law to be closed.

“Commission” means the Securities and Exchange Commission or any other Governmental Authority at the time administering the Securities Act.

“Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Common Stock Equivalent” means any right to acquire a share of Common Stock, including options, warrants or convertible securities.

“Company” has the meaning set forth in the caption.

“Control” means, (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management, policies or investment decisions of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any domestic or foreign government or political subdivision thereof, whether on a Federal, state or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof.

“Joinder Agreement” means a joinder agreement, in substantially the form attached hereto as Exhibit A, pursuant to which such Person will thereupon become a party to, and be bound by and obligated to comply with the terms and provisions of, this Agreement.

“Material Transaction” means any material transaction in which the Company or any of its Subsidiaries proposes to engage or is engaged, including a purchase or sale of assets or securities, financing, merger, tender offer or any other transaction that would require disclosure pursuant to the Exchange Act, and with respect to which the Board of Directors reasonably has determined in good faith that compliance with this Agreement may reasonably be expected to either materially interfere with the Company’s or such Subsidiary’s ability to consummate such transaction in a timely fashion or require the Company to disclose material, non-public information prior to such time as it would otherwise be required to be disclosed.

“New SEP” has the meaning set forth in the caption.

“Other Shares” means at any time those shares of Common Stock which do not constitute Primary Shares or Registrable Shares hereunder.

“Permitted Transferee” means any Person (a) to whom a Transfer of Registrable Shares is made and (b) that has executed a Joinder Agreement or is already a party to this Agreement.

“Person” means any individual person, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a Governmental Authority or other entity.

“Primary Shares” means, at any time, authorized but unissued shares of Common Stock.

“Prospectus” means the prospectus included in a Registration Statement, including any amendment or prospectus subject to completion, and any such prospectus as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares and, in each case, by all other amendments and supplements to such prospectus, including post-effective amendments, and in each case including all material incorporated by reference therein.

“Public Offering” means a public offering and sale of Common Stock pursuant to a registration statement declared effective under the Securities Act, except that a Public Offering shall not include an offering of securities issuable pursuant to an employee benefit plan.

“Registration Expenses” has the meaning set forth in Section 2.6.

“Registration Statement” means any registration statement of the Company that covers an offering of any Registrable Shares, and all amendments and supplements to any such registration statement, including post-effective amendments, in each case including the prospectus contained therein, all exhibits thereto and all material incorporated by reference therein.

“Representative” of a Person shall mean such Person’s partners, members, officers, directors, managers, employees, agents and advisors.

“Requesting Stockholders” has the meaning set forth in Section 2.1(c).

“Requisite Stockholders” means, on the date of determination, Stockholders holding a majority of the Registrable Shares held by all Stockholders (disregarding all Common Stock Equivalents).

“Registrable Shares” means any shares of Common Stock beneficially owned by the Stockholders or their respective affiliates from time to time; provided that such shares of Common Stock shall cease to be “Registrable Shares” when (i) they have been effectively registered under the Securities Act and been disposed of in accordance with the Registration Statement covering them, (ii) they are eligible to be sold or distributed pursuant to Rule 144 in a single transaction by any Stockholder without any limitation, or (iii) they shall have ceased to be outstanding.

“Rule 144” means Rule 144 promulgated by the Commission under the Securities Act, as such rule may be amended from time to time, or any similar or successor rule then in force.

“Securities Act” means the Securities Act of 1933, as amended, or any successor Federal statute, and the rules and regulations of the Commission promulgated thereunder, all as the same shall be in effect from time to time.

“SEP” has the meaning set forth in the caption.

“SEP Investors” means, collectively, SEP and New SEP.

“Stockholders” means the SEP Investors and any other Permitted Transferee.

“Stockholders’ Counsel” has the meaning set forth in Section 2.5(b).

“Subsidiary” means, at any time, with respect to any Person (the “subject person”), any other Person of which either (a) more than fifty percent (50%) of the equity securities or other interests entitled to vote in the election of directors or comparable governance bodies performing similar functions or (b) more than a 50% interest in the profits or capital of such Person, are at the time owned or controlled directly or indirectly by the subject person or through one or more Subsidiaries of the subject person.

“Transfer” of Common Stock shall include any direct or indirect sale, assignment, transfer, participation, gift, bequest, distribution, or other disposition thereof, or any pledge or hypothecation thereof, placement of a lien thereon or grant of a security interest therein or other encumbrance thereon, in each case whether voluntary or involuntary or by operation of law or otherwise. Notwithstanding anything to the contrary contained herein, Transfer shall not include the exercise of the right to acquire Common Stock, or the terms of any warrant, option or other convertible or exercisable security granted by the Company.

1.2	Rules of Construction.

The use in this Agreement of the term “including” means “including, without limitation.” The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole, including the schedules and exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular Section, subsection, paragraph, subparagraph or clause contained in this Agreement. All references to Sections, schedules and exhibits mean the Sections of this Agreement and the schedules and exhibits attached to this Agreement, except where otherwise stated. The title of and the Section and paragraph headings in this Agreement are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1 (or in the case of January 29, 30 or 31, the following month shall be March 1).

ARTICLE II

REGISTRATION RIGHTS

2.1	Required Registration.

(a) Subject to Section 2.1(f), at any time after one (1) or more Stockholders, together with their Affiliates, beneficially owning twenty percent (20%) of the Registrable Shares held by all Stockholders shall request that the Company effect the registration of Registrable Shares under the Securities Act, the Company shall promptly use its reasonable best efforts to effect the registration (to be effected as a shelf registration if so requested by the Requesting Stockholders) under the Securities Act of such Registrable Shares.

(b) Notwithstanding anything contained in this Section 2.1 to the contrary, the Company shall not be obligated to effect any registration under the Securities Act except in accordance with the following provisions:

(i) The Company shall not be obligated to use its reasonable best efforts to file and cause to become effective more than three (3) registration statements initiated pursuant to Section 2.1(a) above on Form S-1 promulgated under the Securities Act (or any successor form thereto); provided, however, if the Requesting Stockholders are unable to sell at least three-fourths (75%) of the Registrable Shares requested by such Requesting Stockholders to be included in any registration pursuant to Section 2.1(a) as a result of an underwriter’s cutback pursuant to Section 2.1(b)(iii), then such registration shall not count as a requested registration for purposes of this Section 2.1(b)(i).

(ii) The Company may delay the filing or effectiveness of any registration statement for a period of up to 90 days after the date of a request for registration pursuant to Section 2.1(a) or Section 2.3 if at the time of such request: (X) the Company is engaged, or has fixed plans to engage within 90 days of the time of such request, in a firm commitment underwritten public offering of Primary Shares or (Y) the Board reasonably determines that such registration and offering would interfere with any Material Transaction involving the Company; or (Z) within the last 45 days the Company has completed a firm commitment underwritten public offering of Primary Shares; provided, however, that the Company shall only be entitled to invoke its rights under this Section 2.1(b)(ii) one time during any 12-month period without the consent of Requesting Stockholders;

(iii) With respect to any registration pursuant to this Section 2.1 or Section 2.3, (a) the Company shall give prompt notice of such registration to each other Stockholder and shall offer to and shall include in such proposed registration any Registrable Shares requested to be included in such proposed registration by each other Stockholder provided that such other Stockholder responds in writing to the Company’s notice within fifteen (15) days after delivery by the Company of such notice (which response shall specify the number of Registrable Shares such other Stockholder is requesting to include in such registration), and (b) the Company may include in such registration any Primary Shares or Other Shares; provided, however, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration would interfere with the successful marketing (including pricing) of the Registrable Shares proposed to be included in such registration, then the number of Registrable Shares, Primary Shares and/or Other Shares proposed to be included in such registration shall be included in the following order:

(A) first, the Registrable Shares owned by the Stockholders (including those requesting registration pursuant to Section 2.1 and Section 2.3); provided, that if the managing underwriter advises the Company that the inclusion of all Registrable Shares proposed to be included in such registration would materially adversely affect the offering and sale (including pricing) of all such Registrable Shares, then the number of Registrable Shares to be included in such registration shall be allocated among the Stockholders requesting that their Registrable Shares be included in such registrations, pro rata based on the number of Registrable Shares requested to be registered by each Stockholder;

(B) second, the Primary Shares; and

(C) third, the Other Shares;

provided, that at the election of the Company, with the consent of the Requesting Stockholders, any registration pursuant to this Section 2.1 may be converted into a registration pursuant to Section 2.2.

(c) If the holders of the Registrable Shares requesting to be included in a the registration pursuant to Section 2.1(a) or Section 2.3 (the “Requesting Stockholders”) so elect, the offering of such Registrable Shares pursuant to such registration shall be in the form of an underwritten offering. The Requesting Stockholders shall select one or more nationally recognized firms of investment bankers reasonably acceptable to the Company to act as the lead managing underwriter or underwriters in connection with such offering.

(d) At any time before the registration statement covering Registrable Shares pursuant to Section 2.1(a) or Section 2.3 becomes effective, the holders of a majority of such Registrable Shares may request the Company to withdraw or not to file the registration statement. In that event, unless such request of withdrawal was caused by, or made in response to, (i) a material adverse effect or a similar event related to the business, properties, condition, or operations of the Company not known (without imputing the knowledge of any other Person to such holders) by the Requesting Stockholders at the time their request was made, or other material facts not known to such Requesting Stockholders at the time their request was made, or (ii) a material adverse change in the financial markets, the holders of Registrable Shares shall be deemed to have used one of their registration rights under Section 2.1(a); provided, however, that such withdrawn registration shall not count as a requested registration pursuant to Section 2.1(a) for purposes of Section 2.1(b)(i) above if the Company shall have been reimbursed (pro rata by the Requesting Stockholders) for all out-of-pocket expenses incurred by the Company in connection with such withdrawn registration.

(e) If, after it has become effective, (i) such registration statement has not been kept continuously effective for a period of at least 180 days (or such shorter period which will terminate when all the Registrable Shares covered by such registration statement have been sold pursuant thereto), (ii) such registration requested pursuant to Section 2.1(a) becomes subject to any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason, or (iii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied or waived, other than by reason of some act or omission by the Requesting Stockholders, such registration shall not count as a requested registration pursuant to Section 2.1(a) or for purposes of Section 2.1(b)(i).

(f) The Company shall not be obligated to effect any registration requested by the Stockholders under Section 2.1(a) if the anticipated gross offering price of all Registrable Shares to be included therein is less than $25,000,000.

2.2	Piggyback Registration.

(a) If the Company, at any time when a Registration Statement covering all outstanding Registrable Shares is not effective, proposes for any reason to register any of its Common Stock (in any event either for its own account or for the account of other security holders) under the Securities Act (other than the initial public offering of the Company’s common stock or any registration on Form S-4 or Form S-8 promulgated under the Securities Act (or any successor forms thereto), it shall give written notice to the Stockholders of its intention to so register such Primary Shares at least 20 days before the initial filing of the registration statement related thereto and, upon the request, delivered to the Company within 10 days after delivery of any such notice by the Company, of the Stockholders to include in such registration Registrable Shares (which request shall specify the number of Registrable Shares proposed to be included in such registration), the Company shall use its reasonable best efforts to cause all such Registrable Shares to be included in such registration on the same terms and conditions as the Common Stock otherwise being sold in such registration; provided, however, that if the managing underwriter, if any, advises the Company that the inclusion of all shares of Common Stock requested to be included in such registration would interfere with the successful marketing (including pricing) of the shares of Common Stock proposed to be registered by the Company, then the number of Primary Shares, Registrable Shares and Other Shares proposed to be included in such registration shall be included in the order set forth below:

(i) first, the Primary Shares to be registered, if any;

(ii) second, the Registrable Shares owned by the Stockholders requesting that their Registrable Shares be included in such registration pursuant to the terms of this Section 2.2, pro rata based upon the number of Registrable Shares requested to be registered by each stockholder; and

(iii) third, the Other Shares to be registered, if any.

(b) No registration effected pursuant to this Section 2.2 shall relieve the Company of its obligation to effect any registration upon request under Section 2.1 hereof, nor shall any registration hereunder be deemed to have been effected pursuant to Section 2.1. The Company will pay all expenses of registration in connection with each registration pursuant to this Section 2.2.

(c) The number of requests permitted by the Stockholders pursuant to this Section 2.2 shall be unlimited.

2.3	Registration on Form S-3.

(a) Subject to Section 2.3(c), at such time as the Company shall have qualified for the use of Form S-3, one (1) or more Stockholders, together with their Affiliates, beneficially owning five percent (5%) of the Registrable Shares held by all Stockholders shall have the right to request registrations on Form S-3, and the Company shall promptly use its reasonable best efforts to effect the registration (to be effected as a shelf registration under Rule 415 of the Securities Act if so requested by the Registering Stockholders) under the Securities Act of Registrable Shares in accordance with this Section 2.3.

(b) If the Company shall be requested in writing by a Stockholder to effect a registration under the Securities Act of Registrable Shares in accordance with this Section 2.3, then the Company shall promptly give written notice of such proposed registration to each other Stockholder in accordance with Section 2.1(b)(iii) of this Agreement and follow the process set forth in such section, Section 2.1(c) and Section 2.1(d).

(c) The Company shall not be obligated to effect any registration under the Securities Act requested by the Stockholders under this Section 2.3 if the anticipated gross offering price of all Registrable Shares to be included therein would be less than $10,000,000.

(d) The Company shall use its reasonable best efforts to cause a Registration Statement to become effective pursuant this Section 2.3 and to remain effective for a period of 180 days (or 3 years if the Registration Statement is filed for purposes of shelf offerings under Rule 415 of the Securities Act) or such shorter period of time until all Registrable Shares registered in such Registration Statement have been sold.

(e) The Stockholders have an unlimited number of requests under this Section 2.3.

2.4	Holdback Agreement.

(a) If the Company at any time shall register an offering and sale of shares of Common Stock under the Securities Act in an underwritten offering (i) pursuant to an initial Public Offering or (ii) pursuant to any other registration under the Securities Act (other than on Form S-4 or Form S-8), each Stockholder agrees, unless otherwise agreed to by the managing underwriters for such underwritten offering, not to sell, make any short sale of, grant any option for the purchase of, or otherwise Transfer any Registrable Shares (other than (A) those Registrable Shares included in such registration pursuant to Sections 2.1, 2.2 or 2.3; or (B) a Transfer without consideration by a Stockholder that is a limited liability company or limited partnership to its members, partners or investment advisors); without the prior written consent of the Company during the ten (10) days prior to such offering and for a period of 90 days (or 180 days for the initial Public Offering of the Company’s Common Stock) after such offering or such shorter period of time acceptable to the managing underwriter of such offering.

(b) The Company agrees, that for any underwritten offering pursuant to Section 2.1 or Section 2.3 of this Agreement, unless otherwise agreed to by the managing underwriter for such underwritten offering, not to effect any public sale or distribution of Common Stock or Common Stock Equivalents for a period of 90 days after such offering or such shorter period of time acceptable to the managing underwriter of such offering.

2.5	Preparation and Filing.

If and whenever the Company is under an obligation pursuant to the provisions of this Agreement to use its reasonable best efforts to effect the registration of an offering and sale of any Registrable Shares, the Company shall, as expeditiously as practicable:

(a) use its reasonable best efforts to cause a Registration Statement that registers such offering of Registrable Shares to become and remain effective in accordance with and as required by this Agreement;

(b) furnish, at least ten (10) Business Days before filing a Registration Statement or Prospectus, or at least five (5) Business Days before filing any amendment or supplement to the Registration Statement or Prospectus that registers such Registrable Shares, the Registration Statement and Prospectus relating thereto and any amendments or supplements relating to such Registration Statement or Prospectus, to one counsel selected by the Stockholders whose Registrable Shares are to be covered by such Registration Statement (the “Stockholders’ Counsel”) and copies of all such documents proposed to be filed (it being understood that such 10 or 5 Business Day period need not apply to successive drafts of the same document proposed to be filed so long as such successive drafts are supplied to such counsel in advance of the proposed filing by a period of time that is customary and reasonable under the circumstances), and shall use its reasonable best efforts to reflect in each such document, when so filed with the Commission, such comments as the Stockholders whose Registrable Shares are to be covered by such Registration Statement may reasonably propose;

(c) prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for a period of at least 180 days (or 3 years if such Registration Statement is on Form S-3 and filed pursuant to Rule 415 of the Securities Act) or until all of such Registrable Shares have been disposed of (if earlier) and to comply with the provisions of the Securities Act with respect to the offering and sale or other disposition of such Registrable Shares;

(d) notify the Stockholders’ Counsel promptly in writing of (i) any comments by the Commission with respect to such Registration Statement or Prospectus, or any request by the Commission for the amending or supplementing thereof or for additional information with respect thereto; (ii) the issuance by the Commission of any stop order suspending the effectiveness of such Registration Statement or Prospectus or any amendment or supplement thereto or the initiation of any proceedings for that purpose; and (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of such Registrable Shares for sale in any jurisdiction or the initiation or threatening of any proceeding for such purposes;

(e) use its reasonable best efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions as any seller of Registrable Shares reasonably requests and do any and all other acts and things that may reasonably be necessary or advisable to enable such seller of Registrable Shares to consummate the disposition in such jurisdictions of the Registrable Shares owned by such seller; provided, however, that the Company will not be required to qualify generally to do business, subject itself to general taxation or consent to general service of process in any jurisdiction where it would not otherwise be required to do so but for this Section 2.5(e);

(f) furnish to each seller of such Registrable Shares such number of copies of a summary Prospectus or other Prospectus, including a preliminary Prospectus, in conformity with the requirements of the Securities Act, and such other documents as such seller of Registrable Shares may reasonably request in order to facilitate the public offering and sale or other disposition of such Registrable Shares;

(g) use its reasonable best efforts to cause such offering and sale of Registrable Shares to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the seller or sellers thereof to consummate the disposition of such Registrable Shares;

(h) notify on a timely basis each seller of such Registrable Shares at any time when a Prospectus relating to such Registrable Shares is required to be delivered under the Securities Act of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and, at the request of such seller, prepare and furnish to such seller a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the offerees of such shares, such Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(i) make available for inspection by any seller of such Registrable Shares, any underwriter participating in any disposition pursuant to such Registration Statement and any attorney, accountant or other agent retained by any such seller or underwriter (collectively, the “Inspectors”), all pertinent financial, business and other records, pertinent corporate documents and properties of the Company (collectively, the “Records”), as shall reasonably be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors and employees to supply all information (together with the Records, the “Information”) reasonably requested by any such Inspector in connection with such Registration Statement (and any of the Information that the Company determines in good faith to be confidential, and of which determination the Inspectors are so notified, shall not be disclosed by the Inspectors unless (A) the disclosure of such Information is necessary to avoid or correct a misstatement or omission in the Registration Statement; (B) the release of such Information is ordered pursuant to a subpoena or other order from a court of competent jurisdiction; (C) such Information has been made generally available to the public; or (D) the seller of Registrable Shares agrees that it will, upon learning that disclosure of such Information is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Information deemed confidential).

(j) use its reasonable best efforts to obtain from its independent certified public accountants a “comfort” letter addressed to the selling Stockholders, the Company’s Board of Directors, and the underwriter(s), if any, in customary form and covering such matters of the type customarily covered by comfort letters;

(k) use its reasonable best efforts to obtain, from its counsel, an opinion or opinions in customary form (which shall also be addressed to the Stockholders selling Registrable Shares in such registration and the underwriter(s), if any);

(l) as requested by the managing underwriter in any such underwritten offering of Registrable Shares, provide reasonable assistance with the marketing of any such offering, including causing members of the Company’s management team to participate in a reasonable and customary number of conference calls, investor meetings and due diligence sessions, in each case and, to the extent to be in-person, to take place in the continental United States; provided, that any such requested assistance shall not be required if it would, in the Company’s reasonable judgment, interfere with the normal business operations of the Company in any substantial respect;

(m) provide a transfer agent and registrar for such Registrable Shares;

(n) issue to any underwriter to which any seller of Registrable Shares may sell shares in such offering certificates evidencing such Registrable Shares, unless the Common Stock is issued in uncertificated book entry form;

(o) list such Registrable Shares on any national securities exchange on which any shares of the Common Stock are then listed or, if the Common Stock is not then listed on a national securities exchange, use its reasonable best efforts to qualify such Registrable Shares for quotation on such national securities exchange as the holders of a majority of such Registrable Shares included in such registration shall request;

(p) register such Registrable Shares under the Exchange Act, if necessary, and otherwise use its best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than eighteen (18) months after the effective date, earnings statements (which need not be audited) covering a period of twelve (12) months beginning within three (3) months after the effective date of the Registration Statement, which earnings statements shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

(q) if requested by the managing underwriter(s) or the Stockholders beneficially owning a majority of the Registrable Shares being sold in connection with an underwritten offering, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to the plan of distribution for such Registrable Shares provided to the Company in writing by the managing underwriter(s) and the Stockholders of a majority of the Registrable Shares being sold and that is required to be included therein relating to the plan of distribution with respect to such Registrable Shares, including without limitation, information with respect to the number of shares of Registrable Shares being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten offering of the Registrable Shares to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after notified of the information; and

(r) use its reasonable best efforts to take all other steps necessary to effect the registration of such Registrable Shares contemplated hereby.

2.6	Expenses.

Except as expressly provided otherwise, all expenses incident to the Company’s performance of or compliance with Sections 2.1, 2.2, 2.3 and 2.5, including, without limitation, (a) all registration and filing fees, and any other fees and expenses associated with filings required to be made with any stock exchange, the Commission and FINRA (including, if applicable, the fees and expenses of any “qualified independent underwriter” and its counsel as may be required by the rules and regulations of FINRA); (b) all fees and expenses of compliance with state securities or “blue sky” laws (including fees and disbursements of counsel for the underwriters or Stockholders in connection with “blue sky” qualifications of the Registrable Shares and determination of their eligibility for investment under the laws of such jurisdictions as the managing underwriters or the Requisite Investor Stockholders may designate); (c) all printing and related messenger and delivery expenses (including expenses of printing certificates for the Registrable Shares in a form eligible for deposit with The Depository Trust Company and of printing prospectuses), (d) all fees and disbursements of counsel for the Company and of all independent certified public accountants of the Company (including the expenses of any special audit and “comfort” letters required by or incident to such performance); (e) all fees and expenses incurred in connection with the listing of the Registrable Shares on any securities exchange and all rating agency fees; (f) all reasonable fees and disbursements of one Stockholders’ Counsel (plus appropriate special and local counsel) (it being understood that all other expenses incurred by a Stockholder shall be borne by such Stockholder); (g) all fees and disbursements of underwriters customarily paid by the issuer or sellers of securities, excluding underwriting fees, commissions, discounts and allowances, if any, and fees and disbursements of counsel to underwriters (other than such fees and disbursements incurred in connection with any registration or qualification of Registrable Shares under the securities or “blue sky” laws of any state); and (h) fees and expenses of other Persons retained by the Company (all such expenses being herein called “Registration Expenses”), will be borne by the Company, regardless of whether the Registration Statement becomes effective. In addition, the Company will, in any event, pay its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any audit and the fees and expenses of any Person, including special experts, retained by the Company.

2.7	Indemnification.

(a) In connection with any registration of any offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, the Company shall indemnify and hold harmless the seller of such Registrable Shares, each other Person, if any, who controls any of the foregoing Persons within the meaning of the Securities Act and each Representative of any of the foregoing Persons (each, a “Company Indemnitee”), against any losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof and whether or not such indemnified party is a party thereto), joint or several, and expenses including, without limitation, the reasonable fees, disbursements and other charges of legal counsel and reasonable costs of investigation to which any of the foregoing Persons may become subject, whether commenced or threatened, under the Securities Act or otherwise, insofar as such losses, claims, damages, liabilities or expenses arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement under which such Registrable Shares were registered, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incorporated by reference in any of the foregoing, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and the Company shall promptly reimburse such Company Indemnitee for any legal or other expenses incurred by any of them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company shall not be liable to any such Company Indemnitee to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in said Registration Statement, preliminary Prospectus, amendment thereto, or any document incident to registration or qualification of any Registrable Shares in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such Company Indemnitee, or a Person duly acting on their behalf, specifically for use in the preparation thereof.

(b) In connection with any registration of an offering and sale of Registrable Shares under the Securities Act pursuant to this Agreement, each seller of Registrable Shares severally, and not jointly, shall indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 2.7(a)) the Company, each other seller of Registrable Shares under such Registration Statement, each Person who controls any of the foregoing Persons within the meaning of the Securities Act and any Representative of the foregoing Persons with respect to any untrue statement or allegedly untrue statement in or omission or alleged omission from such Registration Statement, any preliminary Prospectus or final Prospectus contained therein, any amendment or supplement thereto or any document incorporated by reference in any of the foregoing, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company through an instrument duly executed by such seller or a Person duly acting on such seller’s behalf specifically for use in connection with the preparation of such Registration Statement, preliminary Prospectus, final Prospectus, amendment or supplement; provided, however, that the maximum amount of liability in respect of such indemnification shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds (after giving effect to discounts and commissions paid to underwriters but before any expenses) actually received by such seller from the sale of Registrable Shares effected pursuant to such registration.

(c) Promptly after receipt by an indemnified party of notice of the commencement of any action involving a claim referred to in the preceding paragraphs of this Section 2.7, such indemnified party will, if a claim in respect thereof is not made against an indemnifying party, give written notice to the latter of the commencement of such action (provided, however, that an indemnified party’s failure to give such notice in a timely manner shall only relieve the indemnification obligations of an indemnifying party to the extent such indemnifying party is materially prejudiced by such failure). In case any such action is brought against an indemnified party, the indemnifying party will be entitled to participate in and to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election to assume the defense thereof, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by the indemnified party in connection with the defense thereof; provided, however, that if any indemnified party shall have reasonably concluded (based upon the written advice of counsel) that there may be one or more legal or equitable defenses available to such indemnified party which are in addition to or in conflict with those available to the indemnifying party, or that such claim or litigation involves or could have an effect upon matters beyond the scope of the indemnity agreement provided in this Section 2.7, the indemnified party shall have the right to employ no more than one separate counsel and the indemnifying party shall reimburse such indemnified party for the fees and expenses of any one separate counsel (plus appropriate special and local counsel) retained by the indemnified party; provided further that, if there is more than one seller of Registrable Shares that is an indemnified party, then the indemnifying party shall only be required to reimburse the expenses for one separate counsel (plus appropriate special and local counsel) approved in writing by the indemnified parties holding a majority of the Registrable Shares held by all indemnified parties.

(d) If the indemnification provided for in this Section 2.7 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, claim, damage or liability referred to herein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amounts paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other hand in connection with the statements or omissions that resulted in such loss, claim, damage or liability as well as any other relevant equitable considerations; provided, however, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each seller of Registrable Shares, to an amount equal to the net proceeds actually received by such seller from the sale of Registrable Shares effected pursuant to such registration. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No Person guilty of fraud shall be entitled to indemnification or contribution hereunder.

(e) The indemnification and contribution required by this Section 2.7 shall be made by periodic payments of the amount thereof during the course of any investigation or defense, as and when any Loss is incurred and is due and payable.

(f) The indemnification and contribution provided for under this Agreement will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party and will survive the Transfer of Registrable Shares.

2.8	Underwriting Agreement.

(a) If any registration pursuant to Sections 2.1 or 2.3 is requested to be an underwritten offering, the Company shall negotiate in good faith to enter into a reasonable and customary underwriting agreement with the underwriters thereof. The Company shall be entitled to receive indemnities from underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, to the same extent as provided above with respect to information so furnished in writing by such Persons specifically for inclusion in any Prospectus or Registration Statement and to the extent customarily given their role in such distribution.

(b) No Stockholder may participate in any registration hereunder that is underwritten unless such Stockholder agrees to sell such Stockholder’s Registrable Shares proposed to be included therein on the basis provided in any underwriting arrangements reasonably acceptable to the Company in the case of an offering of Primary Shares, or, in the case of an offering pursuant to Section 2.1 hereof, reasonably acceptable to the Requesting Stockholders.

2.9	Information by Holder.

Each holder of Registrable Shares to be included in any registration shall furnish to the Company and the managing underwriter such written information regarding such holder and the distribution proposed by such holder as the Company or the managing underwriter may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Agreement. Each Stockholder shall, as expeditiously as possible, notify the Company of the occurrence of any event concerning such Stockholder as a result of which the Prospectus relating to such registration contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

2.10	Exchange Act Reports.

So long as any Stockholder beneficially owns Registrable Shares, the Company shall timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date of the initial Public Offering of its Common Stock.

2.11	Rule 144 and Rule 144A.

If the Company has a class of equity securities registered under the Exchange Act, the Company shall take all actions reasonably necessary to enable Holders to sell Registrable Shares without registration under the Securities Act to the maximum extent permitted by the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, (b) Rule 144A under the Securities Act, as such Rule may be amended from time to time, or (c) any similar rules or regulations hereafter adopted by the Commission, including, without limiting the generally of the foregoing, filing on a timely basis all reports required to be filed under the Exchange Act. Upon the written request of any Stockholder, the Company shall deliver to such Stockholder a written statement as to whether it has complied with such requirements.

2.12	Suspension.

Notwithstanding anything in this Agreement to the contrary, the Company may, by notice in writing to each holder of Registrable Shares to which a Prospectus relates, require such holder to suspend, for up to 90 days and no more than once during any consecutive twelve (12)-month period (the “Suspension Period”), the use of any Prospectus included in a registration statement filed under Section 2 if a Material Transaction exists and the Company reasonably believes that an offering by the Stockholders would interfere with such Material Transaction or that such Material Transaction would require an amendment to such registration statement or supplement to such Prospectus (including any such amendment or supplement made through incorporation by reference to a report filed under Section 13 of the Exchange Act) prior to the time that the Company would otherwise disclose such Material Transaction. The period during which such Prospectus must remain effective shall be extended by a period equal to the Suspension Period. The Company may (but shall not be obligated to) withdraw the effectiveness of any registration statement subject to this provision.

ARTICLE III

AMENDMENT AND WAIVER

3.1	Amendment.

Except as expressly set forth herein, the provisions of this Agreement may only be amended or waived with the prior written consent of (a) the Company and (b) the Requisite Stockholders.

3.2	Waiver.

No course of dealing between the Company and the Stockholders (or any of them) or any delay in exercising any rights hereunder will operate as a waiver of any rights of any party to this Agreement. The failure of any party to enforce any of the provisions of this Agreement will in no way be construed as a waiver of such provisions and will not affect the right of such party thereafter to enforce each and every provision of this Agreement in accordance with its terms.

ARTICLE IV

TERMINATION

This Agreement, including, without limitation, the Company’s obligations under Section 2, to register Common Stock for sale under the Securities Act shall terminate on the first date on which there ceases to be any Registrable Shares.

ARTICLE V

MISCELLANEOUS

5.1	Severability.

It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

5.2	Entire Agreement.

This Agreement and the other agreements referred to herein and to be executed and delivered in connection herewith embody the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and thereof and supersede and preempt any and all prior and contemporaneous understandings, agreements, arrangements or representations by or among the parties, written or oral, which may relate to the subject matter hereof or thereof in any way.

5.3	Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Any Stockholder may assign its rights and obligations under this Agreement to any Permitted Transferee of its Registrable Shares, provided that such Permitted Transferee shall agree in writing prior to the assignment to be bound by this Agreement as if it were an original party hereto by executing and delivering to the Company the Joinder Agreement, attached hereto as Exhibit A, whereupon such, Permitted Transferee shall for all purposes be deemed to be a Stockholder under this Agreement. The Company may not assign this Agreement or any right, remedy, obligation or liability arising hereunder or by reason hereof of without the consent of the Requisite Stockholders.

5.4	Counterparts; Facsimile Signatures; Validity.

This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other party, it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

5.5	Remedies.

(a) Each Stockholder shall have all rights and remedies reserved for such Stockholder pursuant to this Agreement and all rights and remedies which such holder has been granted at any time under any other agreement or contract and all of the rights which such holder has under any law or equity. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law or equity.

(b) The parties hereto agree that if any parties seek to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing parties to such proceeding shall be entitled to receive reasonable fees and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceedings.

(c) It is acknowledged that it will be impossible to measure in money the damages that would be suffered by any party hereto if any other Person party hereto fails to comply with any of the obligations imposed on it upon them in this Agreement and that in the event of any such failure, the aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such aggrieved party shall, therefore, be entitled to equitable relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

5.6	Notices.

All notices, amendments, waivers or other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered, faxed, sent by nationally recognized overnight courier or mailed by registered or certified mail with postage prepaid, return receipt requested, to the parties hereto at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to the Company:

7035 South High Tech Drive

Midvale, UT 84047

Attention: Kevan Talbot

Fax Number: (801) 304-4388

with a copy to:

O’Melveny & Myers LLP

610 Newport Center Drive, 17th Floor

Newport Beach, CA 92660

Attention: J. Jay Herron and John-Paul Motley

Fax Number: (949) 823-6994

(b) if to any Stockholder, to it at its address set forth on Schedule I attached hereto; or to such other address as the party to whom notice is to be given may have furnished to each other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been given and received (a) when delivered, if personally delivered; (b) when sent, if sent by facsimile on a Business Day (or, if not sent on a Business Day, on the next Business Day after the date sent by facsimile); (c) on the next Business Day after dispatch, if sent by nationally recognized overnight courier guaranteeing next Business Day delivery; and (d) on the fifth Business Day following the date on which the piece of mail containing such communication is posted, if sent by mail.

5.7	Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. EACH PARTY AGREES AND CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE CHANCERY COURT OF THE STATE OF DELAWARE, COUNTY OF NEW CASTLE OR, IF SUCH COURT DOES NOT HAVE JURISDICTION OVER THE SUBJECT MATTER OF SUCH PROCEEDING OR IF SUCH JURISDICTION IS NOT AVAILABLE, THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, FOR THE PURPOSES OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING RELATING HERETO, THAT IT IS NOT SUBJECT TO SUCH JURISDICTION OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SUCH COURTS. EACH PARTY IRREVOCABLY CONSENTS TO PERSONAL JURISDICTION, SERVICE AND VENUE IN ANY SUCH COURT.

5.8	Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY OF ANY ACTION, PROCEEDING OR COUNTERCLAIM

BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THE PARTIES HERETO RELATING TO THE SUBJECT MATTER HEREOF. EACH OF THE PARTIES HERETO ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE OTHER PARTY. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

5.9	Further Assurances.

Each party hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, and documents as any other party hereto reasonably may request in order to carry out the provisions of this Agreement and the consummation of the transactions contemplated hereby or thereby.

5.10	Registration Rights to Others.

If the Company shall at any time hereafter provide to any holder of Common Stock or Common Stock Equivalents of the Company rights with respect to the registration of such Common Stock or Common Stock Equivalents under the Securities Act or the Exchange Act, such rights shall not be in conflict with or adversely affect any of the rights provided to the Stockholders in, or conflict (in a manner that adversely affects Stockholders) with any other provisions included in, this Agreement.

5.11	Third Party Reliance.

(a) Anything contained herein to the contrary notwithstanding, the covenants of the Company contained in this Agreement (a) are being given by the Company as an inducement to the Stockholders to enter into this Agreement (and the Company acknowledges that the Stockholders have expressly relied thereon) and (b) are solely for the benefit of the Stockholders. Accordingly, no third party (including, without limitation, any holder of capital stock of the Company) or anyone acting on behalf of any thereof other than the Stockholders, shall be a third party or other beneficiary of such covenants and no such third party shall have any rights of contribution against the Stockholders or the Company with respect to such covenants or any matter subject to or resulting in indemnification under this Agreement or otherwise.

(b) None of the provisions hereof shall create, or be construed or deemed to create, any right to employment in favor of any Person by the Company or any of its Subsidiaries.

5.12	Nominees for Beneficial Owners.

In the event that any Registrable Shares are held by a nominee for the beneficial owner thereof, the beneficial owner thereof may, at its election in writing delivered to the Company, be treated as the Stockholder of such Registrable Common Stock for purposes of any request or other action by any Stockholder or Stockholders pursuant to this Agreement or any Stockholder or Stockholders contemplated by this Agreement. If the beneficial owner of any Registrable Shares so elects, the Company may require assurances reasonably satisfactory to it of such owner’s beneficial ownership of such Registrable Shares.

5.13	Calculation of Percentage of Number of Shares of Registrable Common Stock.

For purposes of this Agreement, all references to a percentage or number of Registrable Shares or Common Stock shall be calculated based upon the number of shares of Registrable Shares or Common Stock, as the case may be, outstanding at the time such calculation is made and shall exclude any Registrable Shares or Common Stock, as the case may be, beneficially owned by the Company or any Subsidiary of the Company.

*******

IN WITNESS WHEREOF, the undersigned have duly executed this Registration Rights Agreement as of the date first written above.

SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By:
Name:
Title:

SEP SWH HOLDINGS, L.P.

By:	SEP SWH Holdings GP, LLC, its General Partner

By:
Name:
Title:

NEW SEP SWH HOLDINGS, L.P.

By:	SEP SWH HOLDINGS GP, LLC, its General Partner

By:
Name:
Title:

S-1

Schedule I

Stockholders

Name and Address of Stockholders	Number of Shares of Common Stock

SEP SWH Holdings, L.P. Seidler Equity Partners 4640 Admiralty Way Suite 1200 Marina del Rey, CA 90292 Attention: Christopher Eastland Facsimile: (213) 624-0691	4,700,000 shares of Common Stock

with a copy (which doesn’t constitute notice) to:

O’Melveny & Myers LLP 610 Newport Center Drive, 17th Floor Newport Beach, CA 92660 Attention: J. Jay Herron and John-Paul Motley Facsimile: (949) 823-6994

New SEP SWH Holdings, L.P. Seidler Equity Partners 4640 Admiralty Way Suite 1200 Marina del Rey, CA 90292 Attention: Christopher Eastland Facsimile: (213) 624-0691	4,800,000 shares of Common Stock

with a copy (which doesn’t constitute notice) to:

O’Melveny & Myers LLP 610 Newport Center Drive, 17th Floor Newport Beach, CA 92660 Attention: J. Jay Herron and John-Paul Motley Facsimile: (949) 823-6994

-i-

Exhibit A

Joinder Agreement

The undersigned is executing and delivering this Joinder Agreement pursuant to the Registration Rights Agreement dated as of [            , 2014] (as amended, modified, restated or supplemented from time to time, the “Registration Rights Agreement”), among Sportsman’s Warehouse Holdings, Inc., a Delaware corporation (the “Company”), and its stockholders named therein.

By executing and delivering this Joinder Agreement to the Company, the undersigned hereby agrees to become a party to, to be bound by, and to comply with the provisions of the Registration Rights Agreement in the same manner as if the undersigned were an original signatory to such agreement.

The undersigned agrees that the undersigned shall be a Stockholder, as such term is defined in the Registration Rights Agreement.

Accordingly, the undersigned has executed and delivered this Joinder Agreement as of                             .

Signature of Stockholder *

Print Name of Stockholder *

Number of Shares of Common Stock:

Address

Facsimile

Telephone

ACKNOWLEDGED & ACCEPTED:
SPORTSMAN’S WAREHOUSE HOLDINGS, INC.

By

Name:
Its: